United States

Securities and Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 14, 2003

Selective Insurance Group, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	0-8641	22-2168890
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer No.)

40 Wantage Avenue, Branchville, New Jersey 07890
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code	(973) 948-3000

n/a
(Former name or former address, if changed since last report.)

Item 5.      Other Events and Regulation FD Disclosure

Item 7 (Management’s Discussion and Analysis of Financial Condition and Results of Operations) of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 contained the presentation of operating income for the fiscal years ended December 31, 2002, 2001 and 2000. Operating income is a financial measure that is not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Operating income differs from net income by the exclusion of realized gains or losses on investment sales, as well as net income from our discontinued software operation.  Operating income is used as an important financial measure by management, analysts and investors because the realization of investment gains and losses in any given period is largely discretionary as to timing and could distort the analysis of trends; however, it is not intended as a substitute for net income prepared in accordance with GAAP.  A reconciliation of operating income to net income is provided below.

	2002	2001	2000
Operating income[1]	$39,997	21,888	23,962
Net realized gains, after-tax	2,141	4,430	2,724
(Loss) from discontinued operation	(169)	(625)	(151)
Net income	$41,969	25,693	26,535
_______________

1 From continuing operations.  During May 2002, we sold all of the issued and outstanding shares of capital stock and certain software applications of PDA Software Services, Inc., which operations are classified as discontinued operations.  The net income from this discontinued operation is not included in operating income.  We have reclassified all prior period amounts to present the operating results of PDA Software Services, Inc. as a discontinued operation.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                          SELECTIVE INSURANCE GROUP, INC.

                                                                                        (Registrant)

Date: November 14, 2003	By: /s/ Michele N. Schumacher
Name: Michele N. Schumacher, Esq.
Title: Vice President, Corporate Counsel & Corporate Governance Officer